Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CipherTrust, Inc.:

We have audited the accompanying consolidated balance sheets of CipherTrust, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CipherTrust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Atlanta, Georgia

July 10, 2006

CIPHERTRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$18,295,765	23,545,337
Short-term investments	6,352,365	—
Accounts receivable, net of allowances of $596,548 and $ 402,523 as of December 31, 2005 and 2004, respectively	8,572,400	13,119,083
Other current assets	3,293,196	3,039,395

Total current assets	36,513,726	39,703,815
Property and equipment, net	2,084,395	2,306,293
Other assets	2,812,868	4,615,668

Total assets	$41,410,989	46,625,776

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,846,434	2,753,642
Accrued expenses	4,344,501	6,736,641
Deferred revenue	19,328,075	16,594,572

Total current liabilities	26,519,010	26,084,855
Deferred revenue, excluding current portion	8,469,929	6,478,275
Other long-term liabilities	—	398,916

Total liabilities	34,988,939	32,962,046

Shareholders’ equity:
Preferred stock:
Series A-1, Convertible, no par value. Authorized 21,000,000 shares; issued and outstanding 16,761,917 shares at December 31, 2005 and 2004, respectively; $2,514,288 liquidation preference	—	—
Series A-2, Convertible, no par value. Authorized 7,000,000 shares; issued and outstanding 5,253,345 shares at December 31, 2005 and 2004, respectively; $1,523,470 liquidation preference	—	—
Series A-3, Convertible, no par value. Authorized 6,000,000 shares; issued and outstanding 3,804,702 shares at December 31, 2005 and 2004, respectively; $1,521,880 liquidation preference	—	—
Series B, Convertible, $.001 par value. Authorized 8,611,852 shares; issued and outstanding 8,611,852 shares at December 31, 2005 and 2004; $42,000,002 liquidation preference	8,612	8,612
Common stock, $0.001 par value. Authorized 55,000,000 shares; issued and outstanding 5,152,661 and 4,061,893 shares at December 31, 2005 and 2004, respectively	5,153	4,062
Additional paid-in capital	19,519,531	18,860,897
Accumulated deficit	(13,099,519)	(5,209,841)
Accumulated other comprehensive loss – unrealized loss on investments available for sale	(11,727)	—

Total shareholders’ equity	6,422,050	13,663,730
Commitments and contingencies (note 10)

Total liabilities and shareholders’ equity	$41,410,989	46,625,776

See accompanying notes to consolidated financial statements.

2

CIPHERTRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Revenue:
Products	$29,022,448	27,533,397	17,104,250
Services	16,393,758	9,908,212	3,708,997

Total revenue	45,416,206	37,441,609	20,813,247

Cost of revenue:
Products	8,063,655	5,934,344	3,389,183
Services	3,040,994	1,961,554	518,073

Total cost of revenue	11,104,649	7,895,898	3,907,256

Gross margin	34,311,557	29,545,711	16,905,991

Operating expenses:
Research and development (inclusive of stock-based compensation of $22,843 in 2003)	5,297,759	3,100,414	1,836,966
Sales and marketing (inclusive of stock-based compensation of $38,900 and $10,104 in 2004 and 2003, respectively)	29,234,955	20,384,127	8,946,361
General and administrative (inclusive of stock-based compensation of $10,500, $27,984, and $33,326 in 2005, 2004, and 2003, respectively)	5,540,006	3,061,501	4,065,858

Total operating expenses	40,072,720	26,546,042	14,849,185

Operating (loss) income	(5,761,163)	2,999,669	2,056,806

Other income (expense):
Legal settlement (expense) income (note 10(c))	(75,000)	840,038	(936,807)
Interest expense (inclusive of imputed interest expense associated with related-party notes payable of $11,650 for 2003)	(232,246)	(154,838)	(78,300)
Interest income	685,015	142,771	1,505

Total other income (expense)	377,769	827,971	(1,013,602)

(Loss) income before income taxes	(5,383,394)	3,827,640	1,043,204
Income tax expense (benefit)	2,506,284	1,464,000	(3,090,000)

Net (loss) income	$(7,889,678)	2,363,640	4,133,204

See accompanying notes to consolidated financial statements.

3

CIPHERTRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

Years ended December 31, 2005, 2004, and 2003

	Preferred stock										Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ equity (deficit)
	Series A-1		Series A-2		Series A-3		Series B		Common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2002	20,666,664	$—	6,258,135	$—	4,936,354	$—	—	$—	1,866,081	$1,866	8,274,132	(11,706,685)	—	(3,430,687)
Net and comprehensive income	—	—	—	—	—	—	—	—	—	—	—	4,133,204	—	4,133,204
Proceeds from issuance of preferred stock upon exercise of warrants	—	—	427,882	—	92,340	—	—	—	—	—	10,404	—	—	10,404
Proceeds from issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	1,578,394	1,578	389,500	—	—	391,078
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	66,273	—	—	66,273

Balances, December 31, 2003	20,666,664	—	6,686,017	—	5,028,694	—	—	—	3,444,475	3,444	8,740,309	(7,573,481)	—	1,170,272
Net and comprehensive income	—	—	—	—	—	—	—	—	—	—	—	2,363,640	—	2,363,640
Proceeds from issuance of Series B preferred stock	—	—	—	—	—	—	8,611,852	8,612	—	—	41,829,349	—	—	41,837,961
Redemption and retirement of Series A preferred stock	(3,904,747)	—	(1,432,672)	—	(1,223,992)	—	—	—	—	—	(32,000,001)	—	—	(32,000,001)
Proceeds from issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	617,418	618	196,756	—	—	197,374
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	66,884	—	—	66,884
Tax benefit from issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	27,600	—	—	27,600

Balances, December 31, 2004	16,761,917	—	5,253,345	—	3,804,702	—	8,611,852	8,612	4,061,893	4,062	18,860,897	(5,209,841)	—	13,663,730
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,889,678)	—	(7,889,678)
Other comprehensive loss:
Increase in unrealized loss on investments available for sale	—	—	—	—	—	—	—	—	—	—	—	—	(11,727)	(11,727)

Comprehensive loss														(7,901,405)

Proceeds from issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	1,090,768	1,091	648,134	—	—	649,225
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	10,500	—	—	10,500

Balances, December 31, 2005	16,761,917	$—	5,253,345	$—	3,804,702	$—	8,611,852	$8,612	5,152,661	$5,153	19,519,531	(13,099,519)	(11,727)	6,422,050

See accompanying notes to consolidated financial statements.

4

CIPHERTRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Cash flows from operating activities:
Net (loss) income	$(7,889,678)	2,363,640	4,133,204
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	10,500	66,884	66,273
Interest expense associated with related-party notes payable	—	—	11,650
Depreciation and amortization	2,317,518	1,395,032	193,756
Provision for deferred income taxes	3,490,000	(130,000)	(3,360,000)
Provision for billing adjustments and doubtful accounts	1,321,157	737,314	469,174
Provision to reduce inventories to lower of cost or market	35,400	—	113,452
Proceeds from sales of accounts receivable	5,672,449	—	—
(Increase) decrease in:
Accounts receivable	(2,413,887)	(7,141,940)	(4,934,035)
Other current assets	(1,918,201)	(339,209)	742,359
Other assets	(58,200)	(1,183,650)	(2,888,728)
Increase (decrease) in:
Accounts payable	92,792	1,273,857	792,464
Accrued expenses	(2,416,873)	4,164,177	2,164,796
Deferred revenue	4,692,121	6,594,443	9,707,801
Other long-term liabilities	(398,916)	(275,030)	673,946

Net cash provided by operating activities	2,536,182	7,525,518	7,886,112

Cash flows from investing activities:
Purchases of short-term investments	(11,764,092)	—	—
Maturities of short-term investments	5,400,000	—	—
Purchases of property and equipment	(2,095,620)	(2,425,155)	(475,922)

Net cash used in investing activities	(8,459,712)	(2,425,155)	(475,922)

Cash flows from financing activities:
Proceeds from insurance financing arrangements	67,776	—	—
Repayments of insurance financing arrangements	(43,043)	—	—
Repayment of notes payable from stockholder	—	—	(800,000)
Borrowings under notes payable	—	—	10,000,000
Decrease (increase) in restricted cash	—	10,000,000	(10,000,000)
Proceeds from issuance of common and preferred stock	649,225	31,949,856	401,482
Redemption and retirement of Series A preferred stock	—	(32,000,001)	—

Net cash provided by (used in) financing activities	673,958	9,949,855	(398,518)

Net (decrease) increase in cash and cash equivalents	(5,249,572)	15,050,218	7,011,672
Cash and cash equivalents, beginning of year	23,545,337	8,495,119	1,483,447

Cash and cash equivalents, end of year	$18,295,765	23,545,337	8,495,119

Supplemental disclosure of cash paid during the year for:
Interest	$212,112	38,075	51,983
Income taxes	1,804,090	65,397	—
Supplemental disclosure of noncash items during the year for:
Conversion of notes payable and accrued interest upon issuance of Series B preferred stock	$—	10,085,479	—
Conversion of inventory to property and equipment for customer evaluation	—	808,316	—

See accompanying notes to consolidated financial statements.

5

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(1)	Basis of Presentation and Summary of Significant Accounting Policies

(a)	Description of Business

CipherTrust, Inc. (CipherTrust or the Company) operates in the security software industry. CipherTrust’s products address messaging security by combining the five e-mail security components of spam and fraud prevention, virus and worm protection, policy and content compliance, e-mail privacy, and intrusion prevention into a single appliance known as IronMail. The Company distributes its products both directly and indirectly, through a North American-based direct sales force and a global network of certified distributors, resellers, and business partners.

The Company is headquartered in Alpharetta, Georgia and maintains sales offices in other locations within the United States, Canada, United Kingdom, Netherlands, France, Germany, Hong Kong, China, Singapore, Japan, and Australia. The Company was incorporated on February 16, 2000 in the state of Georgia.

The Company sells its products and services into a broad variety of industries, including state and local governments and the U.S. government and affiliated agencies. The Company’s business is subject to significant risks and uncertainties as a result of competition, dependence on key personnel, need for capital, management of rapid growth, and rapidly evolving technology and markets, among others. Negative developments in these or other risk factors could have a material adverse effect on its financial position, results of operations, and cash flows.

(b)	Principles of Consolidation and Reclassifications

The consolidated financial statements include the accounts of CipherTrust, Inc. and its wholly owned subsidiaries: CipherTrust Canada Limited, CipherTrust Europe Limited, CipherTrust Netherlands BV, CipherTrust France EURL, CipherTrust Germany GmbH, CipherTrust Hong Kong Limited, CipherTrust Singapore Pte. Limited, CipherTrust K.K (Japan), and CipherTrust Australia PTY Limited. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

(c)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue, cost of revenue and operating expenses during the reporting periods. Significant items subject to such estimations and assumptions include, among other things, recognition and deferral of revenue, the carrying amount of property and equipment and valuation allowances for receivables, inventories, and deferred income taxes. The Company bases its estimates on historical experience and on various assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ from these estimates.

6	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(d)	Revenue Recognition

The Company derives product revenue from the sale and licensing of its IronMail appliance, which includes a perpetual licensing arrangement for the embedded IronMail software, and may include time-based licensing arrangements related to the license of third-party software for anti-virus protection. The Company derives services revenue from sales of post-contract customer support (PCS) and training, installation and consultative services (collectively, professional services).

The Company recognizes product revenue in accordance with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, and SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions and related interpretations, specifically when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the appliance has occurred; (3) the fee is fixed or determinable; and (4) collectibility is probable. SOP 98-9 requires recognition of revenue using the “residual method” when (1) there is vendor specific objective evidence (VSOE) of the fair values of all undelivered elements in a multiple-element arrangement; (2) VSOE of fair value does not exist for one or more of the delivered elements in the arrangement; and (3) all revenue recognition criteria in SOP 97-2 are satisfied, other than the requirement for VSOE of fair value for each delivered element of the arrangement. In cases where the Company is not able to establish VSOE on the undelivered elements, the Company defers all revenue until VSOE is established on any undelivered elements or until PCS and any time-based licenses are the only undelivered elements, at which time the Company recognizes revenue ratably over the longer of the PCS period or the time-based license term.

The Company’s services revenue consists of fees generated from post-contract customer support (PCS) and professional services. Revenue from professional services, which are offered and billed as separate elements of arrangements and typically at daily rates, is recognized upon performance of the related services. The functionality of the appliance sold is not dependent on installation and training services. PCS is offered as a separate element and all PCS arrangements include the right to unspecified upgrades on a when-and-if available basis. Revenue related to sales of PCS is typically billed in advance, classified as deferred revenue and recognized ratably over the term of the related PCS agreement.

In accordance with the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred, the Company recognizes amounts associated with reimbursements from customers for out-of-pocket expenses as revenue. Such amounts have been classified as services revenue and cost of services revenue in the accompanying consolidated financial statements. The total amount of expense reimbursement recorded as services revenue and cost of services revenue in 2005 and 2004 was $9,691 and $79,035, respectively. No service revenue from expense reimbursements was recognized in 2003.

A significant portion of the Company’s product and services revenue is derived from a global network of certified distributors, resellers, and business partners (collectively, resellers). The Company has developed and maintains a detailed program to establish and monitor the quality and creditworthiness of its resellers. Revenue from sales and licensing of products and services through resellers is recognized when all the criteria for revenue recognition are met using the sell-through method.

7	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

The Company’s revenue recognition policy is significant because its revenue is a key component of its results of operations. The Company follows specific and detailed guidelines in measuring revenue; however, certain judgments and estimates affect the application of the revenue recognition policy described above. Further, assessment of collectibility is particularly critical in determining whether or not revenue should be recognized. The Company also records provisions for anticipated billing adjustments and sales allowances on product and service related revenue at the time the related revenue is recorded. These estimates are based on historical sales and services allowances, analysis of customer credits and other known factors. If future sales credits prove to be greater than the historical data and the estimates used to calculate these provisions, additional provisions could be required in the future.

(e)	Deferred Revenue

Deferred revenue represents amounts billed to or collected from customers prior to meeting all the criteria for revenue recognition in the case of products and completing performance under time-based arrangements in the case of PCS, time-based licenses, professional services and other messaging security-related services. The Company sells its services under contractual arrangements that range from as short as one day for professional services and up to five years for PCS and time-based licenses. Deferred revenue from such arrangements expected to be recognized beyond one year is classified as a noncurrent liability in the accompanying consolidated balance sheets.

Additionally, when the Company defers product revenue, the hardware cost and any license cost associated with third-party software of the related appliance and software are deferred and recognized as the associated product revenue is recognized. These deferred costs of revenue are included in other current assets and other assets in the accompanying consolidated balance sheets, depending on whether the initial term of the arrangement is one year or less or greater than one year.

If the Company does not have a legal right to collect a billed receivable, the Company removes the related accounts receivable and deferred revenue from the consolidated balance sheet.

(f)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit, repurchase agreements with commercial banks, commercial paper, and corporate debt and U.S. government agency securities. The Company considers all highly liquid debt instruments with original maturities of three months or less at the time of purchase to be cash equivalents.

8	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(g)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist of amounts due from customers for products and services. The Company performs ongoing evaluations of its customers’ creditworthiness, continuously monitors collections and payments, and provides for an allowance for doubtful accounts based on the aging of the underlying receivables, the Company’s historical collection experience, and any specific customer collection issues that the Company has identified. Accounts receivable balances are charged against the allowance for doubtful accounts after reasonable means of collection have been exhausted and the probability for recovery is considered remote. Subsequent recoveries of accounts previously charged off are added to the allowance. In addition, the Company estimates and records against revenue provisions for anticipated billing adjustments and sales allowances on sales of products and services. These estimates are based on historical experience, analysis of customer credits and other known factors.

On March 10, 2005, the Company entered into a Non-Recourse Receivables Purchase Agreement with its bank, providing for the sale of trade accounts receivable not to exceed, in the aggregate amount outstanding at any one time, $5.0 million. During 2005, the Company received approximately $5.7 million for the sale of accounts receivable under this agreement. Upon the sale of the Company’s trade receivables, such amounts are excluded from the Company’s receivables in the consolidated balance sheet. All trade receivables sold during 2005 were collected by the bank prior to December 31, 2005. The fees and discount related to the Company’s sale of these receivables was $61,604 for the year ended December 31, 2005 and is included in interest expense in the 2005 consolidated statement of operations. The Non-Recourse Receivables Purchase Agreement expired on March 9, 2006 and was not renewed.

(h)	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Computer equipment, purchased software and furniture and fixtures are depreciated and amortized under the straight-line method over three years, the estimated useful lives of these assets. The Company maintains a pool of appliances used for product evaluation by customers as part of its sales and marketing efforts. Evaluation equipment is stated at cost and amortized over the shorter of two years or its estimated useful life. Leasehold improvements are amortized under the straight-line method over the shorter of their estimated useful lives or the remaining term of the respective lease.

(i)	Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

9	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(j)	Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $551,786, $624,120, and $360,454, for the years ended December 31, 2005, 2004, and 2003, respectively, and are included in sales and marketing expenses in the accompanying consolidated statements of operations.

(k)	Research and Development and Software Development Costs

Research and development costs consist primarily of salaries and benefits, third-party software development, and allocated overhead costs to support product development. These costs are expensed as incurred. Significant software development costs incurred subsequent to establishing the technological feasibility of the related software product are capitalized and amortized in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Software development costs incurred after technological feasibility has been established have not been significant and have been charged to research and development expense.

10	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(l)	Stock-Based Compensation

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded only if on the date of grant the market price of the underlying stock exceeded the exercise price. FASB Statement No. 123, Accounting for Stock-Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an Amendment of FASB Statement No. 123, established accounting and disclosure requirements using the fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of FASB Statement No. 123, as amended. The following table illustrates the effect on net (loss) income if the fair-value-based method had been applied to all outstanding options:

	Year ended December 31
	2005	2004	2003
Reported net (loss) income	$(7,889,678)	2,363,640	4,133,204
Add stock-based employee compensation expense for common stock options and warrants included in reported net (loss) income	10,500	66,884	66,273
Deduct stock-based employee compensation expense determined under fair-value-based method for all awards	822,572	586,395	174,583

Pro forma net (loss) income	$(8,701,750)	1,844,129	4,024,894

There is no tax expense on the stock-based employee compensation assumed in the table above, due to the Company having recorded valuation allowances against its deferred tax assets in 2005 and certain prior periods.

See note 7(a) for a description of the option pricing assumptions used to estimate the fair value of equity instruments granted to employees.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)) which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This statement is a revision to FASB Statement No. 123 and supersedes APB Opinion No. 25 and its related implementation guidance. This statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental

11	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company will adopt this statement on January 1, 2006 under the modified prospective method of application. Under that method, the Company will recognize compensation costs for new grants of share-based awards, awards modified after the effective date, and the remaining portion of the fair value of the unvested awards at the adoption date. Management has not yet determined the impact of SFAS No. 123(R) on the Company’s consolidated financial statements.

(m)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires companies to recognize deferred income tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities and for net operating losses and tax credit carryforwards. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. SFAS No. 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company evaluates the realizability of its deferred income tax assets and establishes a valuation allowance to reduce its deferred income tax assets based on an assessment of the likelihood of their realization. The Company evaluates certain relevant criteria, including deferred income tax liabilities that can be used to offset deferred income tax assets, estimates of future taxable income of appropriate character within the carryforward period available, and tax planning strategies in making this assessment.

(n)	Fair Value of Financial Instruments

At December 31, 2005 and 2004, the Company’s financial instruments included cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and patent settlement obligation. The Company believes all of the financial instruments’ carrying values approximate fair values because of the short maturities of these instruments.

(o)	Foreign Currency

The functional currency of the Company’s foreign operations has been determined to be the U.S. dollar. As a result, those subsidiaries’ assets and liabilities are remeasured at year-end exchange rates and income statement items are remeasured at average exchange rates prevailing during the year. The resulting exchange adjustments are included in the accompanying consolidated statements of operations.

(p)	Inventories

From time to time, the Company carries inventories. Inventories consist of computer hardware purchased from third parties and held for resale to customers. Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

12	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(q)	Short-Term Investments

In April 2005, the Company began investing in short-term investments consisting of mortgage-backed and corporate debt securities with original maturities greater than three months. The Company has classified its short-term investments as available-for-sale, and as a result, they are reported at fair value. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss) in shareholders’ equity. If a decline in fair value is determined to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis resulting in a realized loss. The amortized cost of debt securities is adjusted for amortization of premiums and discounts from the date of purchase to maturity. Such amortization is included in interest income as an addition to or deduction from the coupon interest earned on the investments. Cost basis for determining realized gains and losses upon sales is determined using the specific identification method. Realized gains and losses are included in other income (expense).

(2)	Cash and Cash Equivalents and Short-Term Investments

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of cash and cash equivalents and short-term investments at December 31, 2005 were as follows:

	Cost	Unrealized		Fair value
		Gains	Losses
Cash and cash equivalents:
Cash in banks	$9,365,460	—	—	9,365,460
Money market funds	1,169,249	—	—	1,169,249
Corporate debt securities	149,903	9	—	149,912
Commercial paper	6,410,221	1,328	—	6,411,549
U.S. government agency securities	1,199,322	273	—	1,199,595

Total cash and cash equivalents	$18,294,155	1,610	—	18,295,765

Short-term investments:
Corporate debt securities	$3,383,970	—	(10,688)	3,373,282
U.S. government agency securities	2,981,732	—	(2,649)	2,979,083

Total short-term investments	$6,365,702	—	(13,337)	6,352,365

At December 31, 2005, the remaining maturity for all short-term investments was less than one year. The unrealized loss of $13,337 at December 31, 2005 relates to corporate debt securities with an A rating or better by either S&P or Moody’s and a fair market value of $3.4 million and to U.S. government agency securities with a fair market value of $3.0 million. During 2005, all short-term investments were held to maturity and no realized gains or losses were recognized.

13	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(3)	Property and Equipment, Net

Property and equipment, net, consists of the following:

	2005	2004
Computer equipment	$2,644,609	1,786,719
Equipment for customer evaluations	2,746,166	1,903,099
Purchased software	328,407	175,723
Furniture and fixtures	280,643	259,680
Leasehold improvements	130,684	37,536

	6,130,509	4,162,757
Less accumulated depreciation and amortization	(4,046,114)	(1,856,464)

	$2,084,395	2,306,293

Depreciation and amortization on property and equipment was $2,317,518, $1,395,032, and $193,756, in 2005, 2004, and 2003, respectively, and is allocated based on headcount to each respective operating expense category with the exception of depreciation on equipment for customer evaluations which is charged to sales and marketing expense.

(4)	Supplementary Balance Sheet Data

A summary of the major components of other current assets is shown below:

	December 31
	2005	2004
Deferred income tax assets	$—	1,629,000
Income tax refund receivable	974,254	—
Deferred cost of revenue	722,354	911,488
Inventory	904,077	131,408
Other	692,511	367,499

	$3,293,196	3,039,395

A summary of the major components of other assets is shown below:

	December 31
	2005	2004
Deferred income tax assets	$—	1,861,000
Deferred cost of revenue	2,812,868	2,754,668

	$2,812,868	4,615,668

14	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

A summary of the major components of accrued expenses is shown below:

	December 31
	2005	2004
Income taxes payable	$—	1,836,400
Accrued commissions and bonuses	813,599	1,432,606
Other	3,530,902	3,467,635

	$4,344,501	6,736,641

(5)	Related-Party Transactions

(a)	Notes Payable to Stockholder

On May 30, 2002, the Company entered into an unsecured note payable to a stockholder in the principal amount of $500,000 with interest at 8% payable semiannually, which had an initial maturity date of November 30, 2002. In addition to the issuance of the note, the Company granted the stockholder 50,000 warrants to purchase Series A-3 preferred stock at an exercise price of $0.01 per preferred share. The maturity date of this note was subsequently extended from November 2002 to July 2003 and the note and all remaining accrued interest of $11,507 were repaid in July 2003. The warrants are exercisable upon issuance and carry an expiration date of May 30, 2008. The Company calculated the fair value of the warrants using the Black Scholes option-pricing model with the following assumptions: dividend yield 0%, expected volatility 125%, risk-free interest rate of 4%, and a contractual term of six years. The Company recorded the fair value of the warrants of $23,300 as an increase to additional paid-in capital and a reduction in the carrying value of the note payable to reflect an allocation of the proceeds to the warrants and an original issue discount on the note. The 2003 statement of operations reflects interest expense of $11,650 for the amortization of the original issue discount on the note related to these warrants.

On October 31, 2002, the Company entered into an unsecured note payable to the same stockholder in the principal amount of $300,000 with interest at 8%, which had an initial maturity date of December 31, 2002. This note and accrued interest of $4,077 were repaid in January 2003.

Interest expense of $32,910 representing amounts paid to or owed to this stockholder for the year ended December 31, 2003 is included in interest expense in the 2003 consolidated statement of operations.

(b)	Operating Lease

In October 2003, the Company entered into a lease for its corporate headquarters of approximately 33,642 square feet located in Alpharetta, Georgia. On October 31, 2003 the Company entered into a sublease agreement with AirDefense, Inc. (AirDefense), subleasing approximately 13,997 square feet of the premises. AirDefense is controlled by a stockholder of the Company and associates of the stockholder. AirDefense is obligated via the sublease agreement to pay its pro rata share of the monthly base rental payment through the term of the lease. The lease provides for a free rent period of three months with the first payment due February 2004. The Company records lease expense based on its ratable portion of the total lease obligation on a straight-line basis.

15	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

The Company has reflected $399,328, $356,263 and $45,022 of lease expense and $128,341, $112,383 and $18,730 of sublease income in the statement of operations in general and administrative expenses for the years ended December 31, 2005, 2004 and 2003, respectively.

(c)	Software License

The Company sublicenses certain internal use software from Jupiter Ventures, LLC (Jupiter) under a sublicense arrangement. Jupiter is controlled by a stockholder and associates of the stockholder. The sublicense agreement dated December 27, 2002 is for two years and includes renewal terms. In December 2004 and 2005, the Company renewed the sublicense for a term of one additional year each. The payment terms provide that the Company pay a license fee to Jupiter in the amount of $10,250 quarterly. The Company acts as the primary point of contact with the software vendor and is billed directly for the quarterly license fee due by the software vendor. The Company then allocates the software license costs through a cost-sharing agreement with Vigilar, Inc. (Vigilar) and AirDefense based on headcount of the respective company. Vigilar is controlled by a stockholder of the Company and associates of the stockholder. For the years ended December 31, 2005, 2004, and 2003, the Company has recorded $27,005, $24,559, and $12,987, respectively, as general and administrative expenses in the Company’s statements of operations related to its portion of the license fee. The initial hardware cost of $23,719 was shared equally among the three companies (the Company, Vigilar, and AirDefense) with the Company’s portion being $7,906.

(d)	Travel Service Expenses

During the years ended December 31, 2005, 2004, and 2003, AirDefense billed the Company $32,158, $30,648, and $17,832, respectively, for travel services provided to the Company, which are included in the Company’s sales and marketing expenses in the accompanying consolidated statements of operations. The travel services relate to the procurement of airline travel, hotel reservations, and ground transportation for the Company’s employees for business-related travel.

(e)	Shared International Sales Resources

During 2005 and 2004, certain employees of the Company’s sales office in the United Kingdom provided sales and marketing services to Air Defense. During the year ended December 31, 2005 and 2004, the Company billed Air Defense $543,549 and $211,896 for such services and such amounts are included as a reduction in sales and marketing expenses in the Company’s consolidated statements of operations for the years ended December 31, 2005 and 2004.

(f)	Investors and Reseller

In February 2004, the owner of The Herjavec Group (Herjavec), a reseller for the Company, Greylock Partners (Greylock) and Silicon Valley Bank (SVB), the Company’s commercial bank, purchased shares of Company Series B Convertible Preferred Stock. Refer to note 7(b) for a description of the Series B preferred stock financing completed on February 20, 2004. In addition, in connection with the Series B preferred stock financing, a general partner of Greylock joined the Company’s board of directors. These investors have purchased product and services from the Company as further described below.

16	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(i)	Herjavec

In August 2004, the Company entered into a Reseller Partner Agreement (the Reseller Agreement) with Herjavec, a shareholder, to sell the Company’s products and services in Canada. In April 2005, Herjavec entered into an International Distribution Agreement (the Distribution Agreement) whereby Herjavec was granted exclusive rights to distribute the Company’s products and services in Canada. In connection with the Distribution Agreement, Herjavec placed an initial stocking order for approximately $1.0 million of IronMail hardware and immediately paid such amount in cash. Under the Company’s revenue recognition policy, no revenue was recognized related to this purchase until such time that Herjavec shipped such inventories to end users. In October 2005, the Company and Herjavec entered into a Termination Agreement which terminated the Distribution Agreement and reinstituted the terms of the original Reseller Agreement. During the period under the Distribution Agreement, Herjavec sold approximately $125,000 of IronMail hardware from the original stocking order and also purchased PCS and anti-virus licenses totaling approximately $450,000. In connection with the Termination Agreement, the Company agreed to accept the return of a portion of Herjavec’s unsold product for which the Company issued credit for the then open accounts receivables from Herjavec of approximately $450,000. During the years ended December 31, 2005, 2004, and 2003, the Company had net billings to Herjavec and corresponding revenue, respectively, of $1,168,161 and $1,211,735; $1,438,563 and $806,084; and $194,216 and $38,230, respectively. As of December 31, 2005 and 2004, $744,891 and $788,465, respectively, was deferred and included in deferred revenue in the consolidated balance sheets.

(ii)	Greylock Partners

During 2005 and 2004, Greylock Partners purchased the Company’s IronMail products and services. During the years ended December 31, 2005 and 2004, the Company had net billings to Greylock Partners and corresponding revenue, respectively, of $4,345 and $4,312; and $10,638 and $9,947, respectively.

(iii)	Silicon Valley Bank

During 2005, Silicon Valley Bank purchased the Company’s IronMail products and services resulting in billings to Silicon Valley Bank of $185,560 and revenue of $163,895 for the year ended December 31, 2005.

17	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(g)	Summary of Related-Party Transactions

As a result of the transactions above, the Company has recognized revenue for products and services sold to Herjavec, Vigilar, Greylock Partners, Silicon Valley Bank, and AirDefense during the years ended December 31, 2005, 2004, and 2003, respectively, as follows:

	2005	2004	2003
Herjavec	$1,211,735	806,084	38,230
Vigilar	77,806	7,325	56,909
Greylock Partners	4,312	9,947	—
Silicon Valley Bank	163,895	—	—
AirDefense	—	—	1,500

Total revenue	$1,457,748	823,356	96,639

The Company’s accounts receivable, accounts payable and accrued expenses in the consolidated balance sheets at December 31, 2005 and 2004 include the following amounts:

Related party	2005	2004
Herjavec:
Accounts receivable	$51,803	186,272
AirDefense:
Accounts receivable	164,560	217,113
Accounts payable	3,185	21,425
Accrued expenses	—	7,908
Vigilar:
Accounts receivable	9,927	6,574
Silicon Valley Bank:
Accounts receivable	—	—
Greylock:
Accounts receivable	—	—
Total accounts receivable	$226,290	409,959

Total accrued expenses	$—	7,908

Total accounts payable	$3,185	21,425

18	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(6)	Notes Payable

(a)	Notes Payable

The Company entered into several secured promissory notes on December 30, 2003 for a total principal value of $10 million. The terms of the notes provided for repayment on the earlier of February 15, 2004 or upon the closing of the purchase by the lender of Series B preferred stock of the Company. Refer to note 7(b) for a description of the Series B preferred stock financing completed on February 20, 2004 and the repayment of the notes and accrued interest of $85,479 through the issuance of Series B preferred stock. The terms of the notes provided for interest to accrue at 6% per annum and the principal balance and any accrued interest was secured by a restricted cash account held by the Company.

(b)	Bank Line of Credit

On August 20, 2003, the Company executed a revolving line of credit facility (the facility) with a commercial bank (the bank) in the amount of $2 million maturing in August 2004. On August 21, 2004, the Company entered into a loan modification agreement with the bank modifying the facility’s terms and conditions. The loan modification agreement included an amendment to increase the committed revolving line up to $5 million from $2 million and extended the maturity date to October 20, 2005. On October 2, 2005, the Company entered into a loan modification agreement with the bank in further modifying the facility’s terms and conditions. The loan modification agreement extended the maturity date to October 19, 2006 as well as modified certain covenants.

Borrowings under the facility bear interest at the greater of: (1) the bank’s prime rate, plus 0.25% (7.50% at December 31, 2005) or (2) 4% per annum. Alternative interest rates apply if the Company maintains three consecutive quarters of profitability or in the event of default. Borrowings under the facility are limited to $5.0 million, so long as the Company maintains $15.0 million in cash with the bank, or in the event that a cash balance of $15.0 million is not maintained with the bank, borrowings are limited to the lesser of (1) 80% of eligible accounts receivable, as defined in the agreement, or (2) $5.0 million.

The facility is secured by all of the Company’s assets, except its intellectual property. The Company has provided a negative pledge to the bank on its intellectual property which prohibits the Company from pledging its intellectual property to any other entity. The facility requires compliance with various covenants, including established liquidity ratios and tangible net worth requirements among others.

At December 31, 2005, the Company was not in compliance with the covenant regarding consent related to the change in the Company’s Chief Executive Officer and, as a result, no amounts were available for borrowing under the facility. On June 7, 2006, the bank formally affirmed their consent to the Chief Executive Officer change and waived the covenant violation. There were no borrowings by the Company under the facility during the years ended December 31, 2005, 2004, and 2003 and consequently no amounts outstanding under the facility as of December 31, 2005 and 2004.

19	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(7)	Shareholders’ Equity

(a)	Stock Options

2000 Stock Option Plan

Under the 2000 Stock Option Plan (the 2000 Plan), the Company may grant shares of common stock in the form of stock options to employees and key persons affiliated with the Company, as defined. In January 2005, the 2000 Plan was amended to increase the number of shares authorized for issuance by 276,593. In January 2006, the 2000 Plan was further amended to increase the number of shares authorized for issuance by 2.5 million. During 2005, 1,208,400 stock options were granted under the 2000 Plan. At December 31, 2005, there were 9,213,883 shares authorized for issuance, of which 634,476 shares remain available for future grant.

The 2000 Plan remains in effect until the earlier of the tenth anniversary of its effective date or the date on which all reserved shares have been issued or are no longer available for use. Options granted under the 2000 Plan during 2005, 2004, and 2003 were incentive stock options and nonqualified stock options that were granted generally at a price greater than or equal to the fair value of the stock on the grant date. Option vesting terms typically range from two to four years and the options expire no more than seven years from the date of the grant. Certain key employees have accelerated vesting in the event of a change of control at varying percentages of their outstanding options ranging from 25% to 100%.

The following summarizes stock option activity under the 2000 Plan for each of the years in the three-year period ended December 31, 2005:

	Number of shares	Weighted average exercise price
Balance at December 31, 2002	4,572,584	$0.26
Granted	1,333,500	0.40
Exercised	(1,578,394)	0.25
Cancelled	(97,875)	0.33

Balance at December 31, 2003	4,229,815	0.30
Granted	2,138,379	3.27
Exercised	(617,418)	0.32
Cancelled	(524,069)	0.87

Balance at December 31, 2004	5,226,707	1.46
Granted	1,208,400	3.52
Exercised	(1,090,768)	0.60
Cancelled	(917,591)	2.83

Balance at December 31, 2005	4,426,748	1.94

20	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

The following table summarizes information about stock options outstanding:

December 31, 2005
Outstanding				Exercisable
Range of exercise prices	Number outstanding	Weighted average remaining life	Weighted average exercise price	Number of shares	Weighted average exercise price
$0.15 – $ 0.25	1,431,953	3.2 years	$0.23	1,195,364	$0.22
$0.26 – $ 0.45	598,783	4.7 years	0.42	260,085	0.41
$0.46 – $ 2.70	422,900	4.7 years	2.33	199,422	1.91
$2.71 – $ 3.79	1,973,112	6.3 years	3.57	239,436	3.60

$0.15 – $ 3.79	4,426,748	4.9 years	1.94	1,894,307	0.85

The number of options exercisable at December 31, 2004 was 1,558,660 and the related weighted average exercise price was $0.31.

The following are the fair values of the Company’s stock option grants and the assumptions used in calculating fair values in order to calculate the pro forma stock-based compensation expense amounts under SFAS No. 123 which are disclosed in note 1(l). The weighted average fair value of stock options granted during 2005, 2004, and 2003 was $1.42, $2.45, and $0.25 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: 2005 – volatility of 55%, expected dividend yield of 0%, risk-free interest rate of 3.89%, and an expected life of three years: 2004 – volatility of 109%, expected dividend yield of 0%, risk-free interest rate of 3.63%, and an expected life of four years, 2003 – volatility of 125%, expected dividend yield of 0%, risk-free interest rate of 3.25%, and an expected life of four years.

(b)	Preferred Stock

Series A Convertible Preferred Stock

Through December 31, 2005, the Company had three classes of Series A Preferred Stock, Series A-1, Series A-2, and Series A-3.

Each class of preferred stock has identical rights except that the liquidation preference of each series is based on the original issue price for each series, which was $0.15, $0.29, and $0.40 for Series A-1, Series A-2, and Series A-3, respectively.

A summary of the key rights and privileges of these preferred shareholders is summarized below:

•	Holders of Series A preferred stock have the right to convert their preferred stock into common stock at any time using the conversion rate in effect at the date of conversion. The conversion rate shall be the original issue price for the respective preferred series as adjusted for certain dilutive issuances, as defined. All Series A-1, Series A-2, and Series A-3 preferred stock is convertible on a one-to-one basis to common stock at December 31, 2005.

21	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

•	Each share of preferred stock shall automatically be converted into shares of common stock at the conversion rate at the time in effect for such series of preferred stock immediately upon the earlier of the Company’s sale of its common stock in an underwritten public offering, as defined, the public offering price of which is not less than $4.877 per share (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, or the like) or the date specified by written consent or agreement of the holders of 67% of the then outstanding shares of preferred stock (voting together as a single class and on an as-converted basis).

•	Holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which a share of preferred stock would be converted on the record date for the vote.

•	Upon any liquidation, dissolution, or winding up of the Company, the assets and funds of the corporation legally available for distribution are to be ratably distributed to the holders based on the original issue price prior to any distribution to the common stockholders.

Series B Convertible Preferred Stock

On February 20, 2004, the Company issued 8,611,852 shares of Series B Convertible Preferred Stock (Series B Preferred Stock) at a purchase price of $4.877 per share resulting in consideration of $41,837,961, net of expenses directly attributed to the Series B Preferred Stock issuance of $162,041. All of the proceeds from the sale of the Series B Preferred Stock was in cash with the exception of the repayment of $10 million of notes payable and related accrued interest of $85,479.

Terms of the Series B Preferred Stock include, but are not limited to, the following:

•	Holders are entitled to voting rights equivalent to those rights available as if the preferred stock had been converted into common stock.

•	Holders are entitled to receive the same distributions as common shareholders. The right to receive dividends is not cumulative.

•	Holders are entitled to one vote for each share of common stock into which such preferred stock could then be converted. The holders of Series A and Series B Preferred Stock are entitled to vote together with the holders of the common stock with respect to any question upon which holders of common stock shall have the right to vote.

•	As long as any shares of Series B Preferred Stock are outstanding, the holders of 67% of the outstanding shares of Series B Preferred Stock shall be entitled to elect two directors. One director shall be nominated by entities controlled by Battery Investment Partners and one director shall be nominated by entities controlled by Greylock Management Corporation.

•	As long as any shares of Series A Preferred Stock are outstanding, the holders of a majority of the outstanding shares of Series A Preferred Stock and common stock (voting together as a single class) shall be entitled to elect three (3) directors. The holders of the shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class) by majority vote may increase the number of directors up to seven (7) and elect up to two (2) additional directors.

•	Holders may convert to common stock at any time initially on a one-for-one basis. The conversion ratio is subject to adjustment to the extent the Company issues equity securities at a

22	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

price less than $4.877 per share. In addition, the Series B Preferred Stock automatically converts to common stock (i) upon the affirmative vote of the holders of at least two thirds (2/3) of the outstanding shares of the Series B Preferred Stock or (ii) upon an initial public offering, as defined.

•	In the event of liquidation, the holders of Series B Preferred Stock are entitled to receive an amount per share equal to the sum of the original issue price plus declared and unpaid dividends. Upon payment in full of the liquidation preference to the holders of the Series B Preferred Stock, the holders of the Series A Preferred Stock shall receive an amount equal to their original issue price plus declared and unpaid dividends. Upon the payment in full of the liquidation preferences, to each of the holders of the Series A and Series B Preferred Stock, the amounts remaining in the Company shall be distributed among the holders of common stock pro rata.

•	Holders of Series B Preferred Stock have certain approval rights with respect to certain described transactions.

•	The approval by the holders of 67% of the Series B Preferred Stock is required regarding various matters, including the increase and decrease of the authorized stock of all classes of stock and the replacement of any equity securities.

•	The holders of Series B Preferred Stock have certain registration rights.

(c)	Series A Convertible Preferred Stock Redemption

The Company redeemed and retired 6,561,411 outstanding shares of the Company’s Series A preferred stock from existing shareholders in February and March 2004 at a price of $4.877 per share, resulting in payments to preferred shareholders of $32 million. As the Series A Preferred Stock has no par value, the original capital contribution related to the original issuance was recorded as additional-paid in capital on the consolidated balance sheets. Therefore, the entire $32 million paid by the Company upon redemption has been charged against additional paid-in capital.

(d)	Equity Transactions

In 2002, the Company granted 50,000 warrants to purchase Preferred Series A-3 shares at $0.01 per share to a related party. Concurrent with the grant of the warrants, the related party extended a loan to the Company of $500,000 (see note 5(a)). The warrants were exercisable upon issuance. The Company calculated the fair value of the warrants using the Black Scholes option-pricing model with the following assumptions: dividend yield 0%, expected volatility 125%, risk free interest rate of 4.0%, and a contractual term of six years. The Company recorded the fair value of the warrants as an increase to additional paid-in capital and a reduction in the carrying value of the note payable to reflect an allocation of the proceeds to the warrants. The 2003 statement of operations reflects interest expense of $11,650 for effective interest charges related to these warrants. As of December 31, 2003, all issued warrants to purchase shares of preferred stock were exercised and no warrants are outstanding. There were no such warrants granted subsequent to December 31, 2003.

23	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

During 2003, 2002, and 2001, the Company granted a total of 223,000 common stock options to various consultants. The options generally vest upon completion of services over a two-year period from date of grant. The Company has recorded compensation charges associated with these options of $10,500, $66,884 and $66,273 for the years ended December 31, 2005, 2004 and 2003, respectively, using the Black-Scholes option-pricing model. No options were granted to consultants during 2005 and 2004.

(8)	Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005			2004			2003
	Deferred	Current	Total	Deferred	Current	Total	Deferred	Current	Total
Federal	$3,734,000	(1,174,716)	2,559,284	(117,000)	1,333,000	1,216,000	(3,160,000)	100,000	(3,060,000)
State	(244,000)	—	(244,000)	(13,000)	153,000	140,000	(200,000)	120,000	(80,000)
Foreign	—	191,000	191,000	—	108,000	108,000	—	50,000	50,000

	$3,490,000	(983,716)	2,506,284	(130,000)	1,594,000	1,464,000	(3,360,000)	270,000	(3,090,000)

Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	Year ended December 31
	2005	2004	2003
Computed “expected” income tax (benefit) expense	$(1,830,000)	1,301,000	355,000
Increase (decrease) in income tax expense resulting from:
State income taxes, net of federal income tax effect	(241,000)	163,000	23,000
Nondeductible meals and entertainment	103,000	71,000	15,000
Research and experimentation and foreign tax credits	(608,000)	(190,000)	—
Other nondeductible items	189,284	166,000	25,000
Increase (decrease) in valuation allowance	4,893,000	(47,000)	(3,508,000)

Total income tax expense (benefit)	$2,506,284	1,464,000	(3,090,000)

24	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

The income tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities are presented below:

	December 31
	2005	2004
Deferred income tax assets:
Allowances for accounts receivable	$187,000	142,000
Property and equipment	375,000	—
Deferred revenue	3,369,000	3,377,000
Accrued expense for legal settlements	138,000	257,000
Other accrued expenses	46,000	95,000
Net operating losses	415,000	—
Foreign tax credits	269,000	78,000
Research and experimentation credit	152,000	—
State net operating losses	291,000	41,000

Gross deferred income tax assets	5,242,000	3,990,000
Less valuation allowance	(4,971,000)	(78,000)

Deferred income tax assets, net of valuation allowance	271,000	3,912,000

Deferred income tax liabilities:
Deferred cost of revenue	271,000	402,000
Property and equipment	—	20,000

Total deferred income tax liabilities	271,000	422,000

Net deferred income tax assets	$—	3,490,000

The net deferred income tax assets are reflected in the accompanying consolidated balance sheets as follows:

	December 31
	2005	2004
Current deferred income tax assets	$—	1,629,000
Noncurrent deferred income tax assets	—	1,861,000

	$—	3,490,000

25	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

The change in the valuation allowance for deferred income tax assets for 2005, 2004, and 2003 was an increase (decrease) of $4,893,000, $(47,000), and $(3,508,000), respectively. During 2005, the Company provided a valuation allowance for all of the deferred income tax assets based on an assessment of the likelihood of their realization. The Company increased the valuation allowance to reflect the uncertainty of realizing its deferred income tax assets. In reaching this conclusion, the Company evaluated certain relevant criteria including current losses from operations and deferred income within the carryforward period under tax law, as well as the Company’s past history in achieving revenue and income projections.

During 2003, the Company reduced the valuation allowance and recognized an income tax benefit of $3,090,000 in the consolidated statement of operations. In reaching this conclusion, the Company evaluated certain relevant criteria including profitable operations in 2003 that allowed the utilization of a majority of net operating loss carryforwards, deferred income of the appropriate character within the carryforward period available under the tax law, and available tax planning strategies.

At December 31, 2005, the Company had net operating loss carryforwards for U.S. federal income tax purposes of $1,172,000 which if unused will expire beginning in the year 2026.

(9)	Segment and Geographic Information

The Company considers itself to be in a single industry segment, specifically licensing and servicing of appliances, which include embedded software applications. The Company’s chief operating decision maker receives financial information by geographic region; however, its operating segments are aggregated into one reportable segment based upon similar economic characteristics, products, services, and delivery methods.

Worldwide annual revenue based on customer domicile is as follows:

	Years ended December 31
	2005	2004	2003
North America	$41,647,464	34,073,551	20,438,082
Europe, Middle East, and Africa	3,050,323	3,120,139	375,165
Asia Pacific	718,419	247,919	—

Total revenue	$45,416,206	37,441,609	20,813,247

No individual customer accounted for more than 10% of consolidated revenue during any year.

Long-lived assets, comprised of property and equipment, net by geography are as follows:

	December 31
	2005	2004
North America	$1,796,622	2,101,786
Europe, Middle East, and Africa	98,903	46,852
Asia Pacific	188,870	157,655

Total long-lived assets	$2,084,395	2,306,293

26	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(10)	Commitments and Contingencies

(a)	Operating Leases

The Company leases office facilities, including its corporate headquarters, and office equipment under noncancelable operating lease agreements. Additionally, the Company leases a portion of its corporate headquarters to a related party (see note 5(b)). Aggregate future minimum payments and expected sublease receipts under all noncancelable leases for the next five years at December 31, 2005 are as follows:

	Payments	Receipts
Year ending December 31:
2006	$636,107	76,004
2007	113,635	—
2008	86,230	—
2009	86,236	—
2010	86,236	—

	$1,008,444	76,004

Lease expense under all operating lease agreements for the years ended December 31, 2005, 2004, and 2003 was $799,109, $333,148 and $140,733, respectively. Lease expense is allocated based on headcount to each respective operating expense category.

(b)	Retirement Plans

The Company has a U.S. tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). Employees are eligible to participate on the first of the month following their date of hire. The 401(k) Plan allows participants to contribute by salary reduction up to 100% of eligible compensation, subject to U.S. Internal Revenue Service limitations. The 401(k) Plan also provides for discretionary employer matching contributions. The Company did not make any matching or discretionary contributions to the 401(k) Plan in 2005, 2004, and 2003, respectively.

(c)	Legal Proceedings

From time to time, the Company is involved in legal proceedings and/or litigation arising in the ordinary course of its business. The Company is not currently party to any litigation or other legal proceedings that the Company believes could have a material adverse effect on its business, operating results, cash flows, or financial position.

On October 15, 2004, the Company filed a complaint against Trusecure Corporation, BeTrusted US, Inc., and BeTrusted Holdings, Inc. claiming, among other things, that the proposed share exchange and rebranding of the defendants as CyberTrust Holdings, Inc. would likely cause confusion, mistake or deception in the marketplace and therefore constitutes trademark infringement against the Company’s federally registered trademark of “CipherTrust”. On November 8, 2004, the defendants answered the complaint that its use of the “CyberTrust” mark does not infringe on the mark of “CipherTrust” because it is not confusingly similar; and if such marks are confusingly similar, its mark of CyberTrust should be viewed as the senior mark holder to CipherTrust.

27	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

In June 2005, the matter was heard before the United States District Court for the Eastern District of Virginia which ruled that there was no likelihood of confusion, or confusion in the future, between the parties’ respective uses of the marks. In January 2006, the parties entered into a Settlement, CoExistence and Cooperation Agreement (Settlement Agreement) which resolved this matter. In connection with the Settlement Agreement, the Company paid the defendants $75,000 and has reflected such amount in accrued expenses as legal settlement expense in the 2005 consolidated statement of operations.

The Company was a party to an action styled IronPort Systems, Inc. v. CipherTrust, Inc. (Case No. C03-05037 CRB; United States District Court, Northern District of California; November 2003). IronPort Systems sought declaration that its use of “IronPort” did not infringe the Company’s rights in its “IronMail” mark. In August 2004, the parties resolved this matter pursuant to a mutual settlement agreement dated August 6, 2004 allowing IronPort Systems continued use of “IronPort” in exchange for a $2 million payment to the Company which included reimbursement of $1,160,000 in legal fees incurred by the Company. The Company received $2 million under this arrangement in August 2004 and has reflected such amount, net of the related legal fees, as legal settlement income in its 2004 consolidated statement of operations.

In August 2003, Tumbleweed Communications Corp. (Tumbleweed) notified the Company in writing that the U.S. Patent and Trademark Office issued a new patent to Tumbleweed and claimed that the Company’s Ironmail appliance incorporated software that infringed on its patent. On March 18, 2004, the Company and Tumbleweed entered into a certain Patent License Agreement under which Tumbleweed granted to CipherTrust a perpetual license in certain United States registered patents owned by Tumbleweed in exchange for monetary consideration. The Company agreed to pay a license fee of $1 million, payable in three installments, $300,000, which was paid on March 15, 2004 and $325,000 and $375,000, which became due on March 31, 2005 and 2006, respectively. The Company recorded the present value of these payments, $936,807, as a charge to legal settlement expense to reflect the legal settlement in the Company’s consolidated statement of operations for the year ended December 31, 2003. The unpaid obligation under the patent license agreement included in accrued expenses was $370,575 and $321,070 at December 31, 2005 and 2004, respectively, and $262,861 was included in other long-term liabilities at December 31, 2004. Interest expense associated with the obligation under this Patent License Agreement was $21,630 and $37,140 during the years ended December 31, 2005 and 2004, respectively.

(d)	Indemnifications and Warranties

The Company more often than not indemnifies its customers against damages and costs resulting from claims of patent, copyright, or trademark infringement associated with use of the Company’s products. The Company has historically not made any payments under such indemnifications. However, the Company continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under the indemnifications when those losses are estimable. In addition, the Company warrants to customers that the Company’s products operate substantially in accordance with the software product’s specifications. Historically, no costs have been incurred related to software product warranties and none are expected in the future, and as such no accruals for software product warranty costs have been made.

28	(Continued)

CIPHERTRUST, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

(11)	Subsequent Events

In April 2006, the Company entered into a Stock Purchase Agreement with a shareholder of the Company whereby the Company purchased 1,428,571 shares of Series A-1 Preferred Stock from the shareholder for $5.0 million or $3.50 per share in cash. These shares were retired upon purchase.

As a result of the stock purchase transaction, the Company was not in compliance with the covenants under its bank line of credit facility which requires prior written consent from the bank for such stock purchases. On July 6, 2006, the bank formally waived this covenant violation. In addition, the covenants under the line of credit require the Company to maintain tangible net worth of greater than $2.0 million. As a result of the stock purchase transaction, the Company’s tangible net worth is less than $2.0 million and, therefore, the Company is not currently eligible to borrow any amounts under the facility. The Company and its bank are currently negotiating the terms of its existing covenants under the facility.

29